Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-104258, 333-123521, 333-165098, 333-165101, 333-54266, 333-231199, 333-251486 and 333-262922 on Form S-8 and Registration Statement No. 333-238611 on Form S-3 of our reports dated November 23, 2022, relating to the consolidated financial statements and financial statement schedule of Surmodics, Inc. and subsidiaries and the effectiveness of Surmodics, Inc.’s and subsidiaries internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended September 30, 2022.

/s/ DELOITTE & TOUCHE LLP

Minneapolis, Minnesota

November 23, 2022